Exhibit 10.7

Terms of Non-Employee Director Compensation
Under the Medtronic, Inc. 2008 Stock Award and Incentive Plan

Each director serving on the Board who is not an employee of the Company or an Affiliate (each, a “Non-Employee Director”) shall be compensated as provided below and as determined by the Board from time to time (the terms set forth below shall remain in effect until modified by the Board or the Compensation Committee of the Board. Equity compensation awards granted pursuant to this Exhibit A shall be granted under the Medtronic, Inc. 2008 Stock Award and Incentive Plan (the “Incentive Plan”). Unless otherwise defined below, capitalized terms set forth in this Exhibit A shall have the meaning given to them in the Incentive Plan.

Annual Retainers and Annual Stipends

Each Non-Employee Director shall be paid an annual retainer equal to $80,000 (the “Annual Retainer”). Any Non-Employee Director serving as Chair of each of the Compensation, Technology and Quality and Corporate Governance Committees of the Board shall receive, in addition to the Annual Retainer, an annual stipend of $10,000 (the “Annual Stipends”).

Any Non-Employee Director serving as Chair of the Audit Committee of the Board shall receive, in addition to the Annual Retainer, an annual stipend of $15,000, and any other Non-Employee Director serving as a member of the Audit Committee shall receive an Annual Stipend of $5,000 (the “Audit Committee Annual Stipends”).

The Annual Retainer, Annual Stipends and Audit Committee Annual Stipends shall be paid in cash in two equal installments payable, respectively, within 10 days following the end of the Company’s second fiscal quarter and within 10 days following the end of the Company’s fiscal year. Notwithstanding the foregoing, the amount payable in respect of the Annual Retainer, Annual Stipends and Audit Committee Annual Stipends shall be reduced by 25% for each Non-Employee Director who fails to attend at least 75% of the total meetings of the Board and Committees of the Board on which such director served during the fiscal year, such reduction to be applied to payments to be made within 10 days following the end of the Company’s fiscal year.

Special Committee Fees

In addition to the foregoing amounts, each Non-Employee Director serving on a Special Committee of the Board shall be paid an annual fee of $10,000 (the “Special Committee Fees”). The Special Committee Fees shall be paid in cash in two equal installments payable, respectively, within 10 days following the end of the Company’s second fiscal quarter and within 10 days following the end of the Company’s fiscal year.

Annual Option Awards

On the first day of the fiscal year of the Company, each Non-Employee Director shall be granted a number of Options equal to the Annual Retainer divided by the Fair Market Value of a Share of Common Stock (the “Annual Option Award”). If there is an increase in the Annual Retainer after the Annual Option Award is granted, each Non-Employee Director shall automatically be granted, as of the date such increase is approved, a supplemental Annual Option Award equal to (1) the amount of such increase divided by (2) the Fair Market Value of a Share of Common Stock.

Initial Option Awards

On the first day of the fiscal quarter immediately following the fiscal quarter during which a Non-Employee Director first becomes a director, such Non-Employee Director shall be granted (1) that number of Options equal to twice the Annual Retainer divided by the Fair Market Value of a Share of Common Stock and (2) that number of Options equal to (x) the Annual Retainer divided by the Fair Market Value of a Share of Common Stock multiplied by (y) a fraction, the numerator of which is the number of days remaining in the fiscal year from the date of the Non-Employee Director’s commencement of service on the Board through the end of such fiscal year and the denominator of which is 365 (these grants are together referred to as the “Initial Option Award”). No Non-Employee Director shall receive more than one Initial Option Award during his or her lifetime.

The Annual Option Award and Initial Option Award shall be satisfied with Options granted under the Incentive Plan, and such Options shall be immediately vested on the date of grant; provided, however, that in no event shall a Non-Employee Director initially appointed by the Board be entitled to exercise an Option unless, and until such time as, such director shall have been elected to the Board by the shareholders of the Company. The exercise price each Option granted pursuant to an Annual Option Award or Initial Option Award shall equal the Fair Market Value of a Share of Common Stock on the Grant Date. The Award Agreement in respect of such Options shall provide that the Options shall expire on the earlier of (1) the tenth anniversary of the date on which the Options are granted and (2) the fifth anniversary of the date on which the grantee Non-Employee Director ceases to serve as a member of the Board.

Restricted Stock Unit Awards

On the first business day of each fiscal year of the Company, each Non-Employee Director who is then a member of the Board shall be granted that number of Restricted Stock Units (the “Deferred Units”) equal to (1) the Annual Retainer in effect for the preceding fiscal year divided by the Fair Market Value of a Share on such date, multiplied by (2) the Pro-Ration Factor. For each Non-Employee Director, the Pro-Ration Factor means (1) in the case of a Non-Employee Director who was a Non-Employee Director for the entire preceding fiscal year and (x) attended at least 75 percent of the regular and special meetings of the Board and the committees of the Board, during such fiscal year, on which the Non-Employee Director serves (the “Meetings”), 100% or (y) did not attend at least 75% of the Meetings, 75%; and (2) in the case of a Non-Employee Director who was a Non-Employee Director for a portion of such fiscal year and (x) attended 75% of the Meetings occurring during such portion of the fiscal year (the “Applicable Meetings”), a percentage determined by dividing the number of days during such fiscal year that such Non-Employee Director served as a Non-Employee Director by the total number of days in such fiscal year or (y) did not attend 75% of the Applicable Meetings, the product of (A) the fraction determined pursuant to provision (2)(x) of this sentence and (B) 75%. Each Non-Employee Director who retires prior to the last day of each fiscal year shall be granted a number of Deferred Units equal to (1) the Annual Retainer paid during such year divided by the Fair Market Value of a Share on such Non-Employee Director’s retirement date, multiplied by (2) the Pro-Ration Factor. In addition, each Non-Employee Director shall subsequently be granted additional Restricted Stock Units reflecting deemed reinvestment of any amounts that would have been paid in cash dividends with respect to the Deferred Units.

The Award Agreement in respect of the Deferred Units shall provide that the Deferred Units shall be immediately vested; provided, however, that Deferred Units awarded to a Non-Employee Director initially appointed by the Board shall not vest unless, and until such time as, such director shall have been elected to the Board by the shareholders of the Company. The Award Agreement shall further provide that the Deferred Units shall be settled in Shares, and that such settlement shall be governed by any election previously made by the grantee Non-Employee Director in respect of the deferred stock unit account established pursuant to the Medtronic, Inc. 1998 Outside Director Stock Compensation Plan (the “Deferred Account”), unless and until such election is changed in accordance with procedures established by the Committee.

If no such election in respect of the Deferred Account has been made, or no such Deferred Account for the grantee Non-Employee Director exists, the Non-Employee Director shall be provided the opportunity to elect whether the Deferred Units will be settled in a single lump sum or in five annual installments; provided, however, that any such election shall not be effective unless made on or before December 31 of the calendar year before the calendar year in respect of which such Deferred Units are granted. In the event that no election has been or may be made in respect of the Deferred Units for any Non-Employee Director, the Award Agreement shall provide that the Deferred Units shall be settled in a lump sum of Shares on the date on which the Non-Employee Director ceases for any reason to be a member of the Board. In all other respects, the grant, settlement, and vesting of the Restricted Stock Units shall be governed by the terms of the applicable Award Agreement and the Incentive Plan.

Removal for Cause

In the event that a Non-Employee Director is removed from the Board for Cause before a Change of Control (a “Removed Director”): (1) all Options granted to the Removed Director pursuant to an Annual Option Award or Initial Option Award shall immediately expire and be forfeited and (2) unless the Board or Committee determines in connection with or after such removal to forfeit Deferred Units granted to the Removed Director, such Deferred Units shall be settled pursuant to the Removed Director’s valid elections with respect thereto or, if no such election exists, in a lump sum of Shares on the date on which the Removed Director ceases to be a member of the Board. In addition, if the Removed Director has received or been entitled to delivery of Shares within six months before the date of removal, the Board or the Committee, in its sole discretion, may require the Removed Director to return or forfeit all or a portion of such Shares and receive back any exercise price paid therefor, or may require the Removed Director to pay the Company the value of such Shares less any exercise price paid therefor, determined as of the date of the exercise or delivery of the Award, as the case may be, in the event that the Board or the Committee, in its sole discretion, determines that, whether before or after removal the Removed Director (1) engaged in competition with the Company or any Affiliate, (2) disclosed, without authorization, material proprietary information of the Company or any Affiliate, (3) violated applicable business ethics policies or business policies of the Company or any Affiliate or (4) engaged in any conduct that the Board, in its sole discretion, determines to warrant such return or forfeiture. The Board’s or the Committee’s right to require such return or forfeiture must be exercised within 90 days after the later of (1) the date of removal or (2) the discovery of an occurrence described in provisions (1) through (4) of the previous sentence, but in no event later than 15 months after the date of removal.

Share Retention

Shares received pursuant to Annual Option Awards, Initial Option Awards and Deferred Units shall be subject to the Company’s Officer and Director Stock Retention Guidelines.